Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2009-12
	Morris Moore	Jane Seccombe
	(336) 741-3116	(336) 741-5068
RAI: Strong 2Q results, improved outlook
EPS up 4.9%; Company increases, narrows full-year guidance
WINSTON-SALEM, N.C. — July 23, 2009

Second Quarter 2009 — At a Glance
•	Adjusted EPS: second quarter at $1.29, up 4.9 percent; first half at $2.30, up 3.1 percent
o	Excludes 1Q09 non-cash trademark impairments of $0.98 and 1Q08 gain from joint-venture termination of $0.71
•	Reported EPS: second quarter at $1.29, up 4.9 percent; first half at $1.32, down 55.1 percent

•	RAI increases, narrows 2009 guidance: Adjusted EPS range of $4.40 to $4.60

•	Key cigarette and smokeless brands continue strong performance

•	R.J. Reynolds Tobacco Company grows earnings, margin and share

•	Conwood posts record moist-snuff volume and share
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results for the second quarter and first half.
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Reynolds American Inc. (NYSE: RAI) today announced second-quarter 2009 earnings of $1.29 per share, up 4.9 percent from the year-ago quarter on both a reported and adjusted basis. For the first half of 2009, reported EPS was $1.32, down 55.1 percent from the prior-year period, driven by first-quarter non-cash trademark impairment charges and a prior-year joint-venture (JV) gain. Excluding trademark impairments and the JV gain, first-half adjusted EPS was up 3.1 percent at $2.30 as increases in pricing, productivity and moist-snuff volume more than offset cigarette volume declines and higher pension and legal expenses. RAI raised and narrowed its full-year guidance, saying it now expects 2009 adjusted EPS of $4.40 to $4.60, which excludes any trademark impairment charges, but includes a $0.40 per share year-over-year increase in pension expense.

2Q and First Half 2009 Financial Results — Highlights
(unaudited)
(all dollars in millions, except per-share amounts;
for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)

	For the Three Months			For the Six Months
	Ended June 30			Ended June 30
			%				%
	2009	2008	Change	2009	2008		Change
Net sales	$2,250	$2,339	(3.8)%	$4,171	$4,396		(5.1)%

Operating income
Reported (GAAP)	$649	$637	1.9%	$746	$1,143		(34.7)%
Adjusted (Non-GAAP)	649	637	1.9%	1,199	1,143		4.9%

Net income
Reported (GAAP)	$377	$364	3.6%	$385	$869	*	(55.7)%
Adjusted (Non-GAAP)	377	364	3.6%	670	659		1.7%

Net income per diluted share
Reported (GAAP)	$1.29	$1.23	4.9%	$1.32	$2.94	*	(55.1)%
Adjusted (Non-GAAP)	1.29	1.23	4.9%	2.30	2.23		3.1%

*	Includes a gain of $210 million, or $0.71 per share, from the termination of the joint venture with Gallaher.
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MANAGEMENT’S PERSPECTIVE
Overview
“I’m extremely pleased with our strong performance in the second quarter,” said Susan M. Ivey, RAI’s chairman, president and chief executive officer. “Our total-tobacco business model, growth strategies and focus on productivity are serving us well in this changing tobacco environment.
“During the second quarter, we were better able to evaluate how the April 1 federal excise tax increases on tobacco products would impact our operating companies,” she said. “As trade inventories and shipping patterns returned to more normal levels, we gained additional clarity for this year.”
Based on those factors and on RAI’s first-half results, the company now expects full-year adjusted EPS, which excludes trademark impairments, in the range of $4.40 to $4.60, compared with its previous guidance of $4.15 to $4.45.
Ivey also noted that in the second quarter:
•	R.J. Reynolds posted higher operating income, margin and total cigarette market share, with strong performance by its growth brands, Camel and Pall Mall; and,

•	Conwood delivered record moist-snuff volume and market share, with its powerful Grizzly brand capturing more than half of total category growth.
She added that the company’s Santa Fe subsidiary continues to gain volume and share on its Natural American Spirit brand.
On the external front, authority for the U.S. Food and Drug Administration to regulate the tobacco industry was signed into law. Implementation of new industry regulations will be rolled out over the next few years.
“RAI and its operating companies have been preparing for this regulation for some time,” Ivey said, “and our companies are continuing to adjust their operations and refine their strategies to successfully compete in the new regulatory environment.”
She said that RAI and its operating companies remain intensely focused on strengthening their businesses, while developing innovative products that meet changing consumer preferences.
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R.J. Reynolds
“R.J. Reynolds had an outstanding second quarter, which contributed to our strong first-half results, with higher adjusted earnings and operating margin in both periods, and overall share growth for the quarter,” said Daniel M. Delen, R.J. Reynolds’ chairman, president and chief executive officer.
“We continue to reap the benefits of our strategic business model, with its focus on innovation and strict cost control, in the evolving tobacco environment,” Delen said. “Given the significant fluctuations in trade inventory levels between the first and second quarters, we believe that our half-year results provide better perspective on our performance.”
R.J. Reynolds’ second-quarter operating income of $556 million was up 3.4 percent over the prior-year period. That includes the impact of higher quarter-over-quarter pension expense of $45 million. The company’s operating margin of 28.2 percent was up 2 percentage points.
For the first half, adjusted operating income was $1.0 billion, which excludes trademark impairment charges of $377 million but includes higher pension expense of $90 million. Adjusted operating income was up 5.3 percent, while adjusted operating margin of 27.9 percent was 3 full percentage points higher than the first half of 2008.
For the second quarter and the first half, higher pricing, lower promotional expense and additional productivity gains, including those from last year’s restructuring at R.J. Reynolds, more than offset the impact of lower cigarette volume, higher pension and legal expense, and MSA costs.

“R.J. Reynolds’ cigarette shipment volume fell 6.0 percent in the second quarter compared with an industry decline of 4.1 percent. That performance was significantly better than the first quarter, largely due to strong Pall Mall volume, as well as trade inventories returning to more normal levels after the federal tax increase,” Delen said.
Delen noted that the company’s first-half cigarette volume decline of 8.1 percent was slightly higher than the industry decline of 7.1 percent. “That reflects an improvement over our volume trend in recent years, and I’m pleased with that performance,” he said.
R.J. Reynolds’ growth brands, Camel and Pall Mall, delivered a strong second-quarter cigarette market share gain of 2.6 percentage points, bringing their combined share to 12.7 percent. That drove the company’s total cigarette market share to 28.7 percent, up 0.4 percentage points.
Camel, the company’s flagship brand, continued to perform well, with a second-quarter cigarette market share of 7.5 percent, in line with the prior-year period. The company’s smokeless Camel Snus products contributed an additional 0.3 percentage points on a cigarette-equivalent basis, which assumes that a tin of Camel Snus is equal to a pack of cigarettes.
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“We look at Camel as a total-tobacco brand, so this brings Camel’s total-tobacco market share to 7.8 percent, up three-tenths of a share point over the prior-year quarter,” Delen said. “Camel’s strong focus on innovation is reinforcing and broadening the brand’s appeal among adults who enjoy tobacco.”
He noted that Camel Crush posted market share of 0.6 percent in the second quarter even though it has received relatively low promotional support since its national introduction in the third quarter of 2008.
Camel Crush uses R.J. Reynolds’ innovative capsule technology to offer smokers the choice of regular or menthol with each cigarette. In the third quarter, the company is expanding the use of this technology to enhance Camel’s core menthol styles by offering adult smokers the choice of two different levels of menthol with each cigarette.
“This gives smokers the opportunity to add more menthol taste to the cigarette at any time,” Delen said. “Incorporating this technology in Camel’s core menthol styles is part of our strategy to strengthen Camel’s presence in the growing menthol segment.”
Camel Snus was expanded nationally in the first quarter and continues to gain awareness and trial. The company is also moving forward with its innovative line of dissolvable tobacco products. Camel Orbs went into three lead markets in the first quarter and will be joined by Camel Sticks and Camel Strips this summer.
“Although it’s still very early, we’re pleased with the response and learning that we’re getting,” Delen said. “Many adult smokers say they want tobacco products that are convenient, discreet and that don’t bother others, and our dissolvable products meet these desires.”
Pall Mall, R.J. Reynolds’ other growth brand, performed extremely well in the second quarter, with continued high levels of trial and conversion. Its second-quarter market share rose 2.6 percentage points from the prior-year period to 5.2 percent.
“Pall Mall is a high-quality, longer-lasting cigarette at an attractive price, so it’s particularly appealing in today’s economic environment,” Delen said. “The brand’s most recent promotional period, which coincided with the federal excise tax increase, was widely welcomed by adult smokers as they reevaluated brand choices in light of higher prices. The promotion ended in late May and many of the adult smokers who tried the brand are sticking with Pall Mall.”
Delen said: “R.J. Reynolds’ strong performance in the second quarter and its solid results for the first half demonstrate our company’s many inherent strengths. We have powerful brands and solid strategies to compete effectively in the current environment, and we’re well positioned to meet the challenges and opportunities that lie ahead.”
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Conwood
“Conwood had another excellent quarter, with strong gains in moist-snuff volume and share,” said Bryan K. Stockdale, Conwood’s president and chief executive officer.
“Despite significant premium price reductions and aggressive competitive value-brand promotions, Grizzly continued to capture more than half of total moist-snuff category volume growth.”
He added that Conwood reduced the price of Kodiak, the company’s premium moist-snuff brand, to help stabilize its performance and remain competitive with other premium brands.
Conwood’s second-quarter operating income was $92 million, down 4.1 percent from the prior-year period, as price increases and volume gains on Grizzly were more than offset by the company temporarily absorbing the federal tax increase on moist snuff, and lowering margins on Kodiak. The tax increases also significantly reduced volume on roll-your-own tobacco and little cigars.
Even with these factors, Conwood’s second-quarter operating margin was 54.1 percent, up 3.2 percentage points from the prior-year period.
For the first half, Conwood’s adjusted operating income of $176 million, which excludes trademark impairments of $76 million, was down 0.8 percent, while its adjusted operating margin of 52.4 percent was up 2.5 percentage points.
Industry moist-snuff shipment volume increased only 1.5 percent in the second quarter due to changes in competitive promotional strategies and adjustments in trade inventories following the federal tax increase. For the first half, industry shipments were up 3.3 percent.
Conwood’s total moist-snuff shipment volume grew 6.7 percent in the second quarter, and 3.9 percent in the first half, despite the negative effect of trade inventory adjustments.
However, consumer purchases of Conwood’s moist-snuff products remained strong, up about 12 percent in the first half, compared with category growth of about 6 percent.
The company’s share of moist-snuff shipments showed exceptional growth in the second quarter, with a 2.0 percentage point increase to 29.4 percent.
That performance was driven by Grizzly, which further strengthened its position as the nation’s leading moist-snuff brand with a share gain of 2.2 percentage points, giving Grizzly a 25.4 percent share of market for the second quarter.
“Moist-snuff consumers increasingly agree that Grizzly stands for exceptional quality and value,” Stockdale said. “Based on the brand’s strength, we further enhanced Grizzly’s margin by taking a price increase of 10 cents a can in June.”
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Grizzly’s volume rose 8.7 percent in the second quarter, putting the increase for the first half at 7.1 percent. Consumer purchases of Grizzly grew about twice that rate.
Growth on Grizzly Long Cut Wintergreen made it the nation’s best-selling moist-snuff style in the second quarter. The brand’s most recent introductions — Grizzly Snuff and three styles of Grizzly pouches — now have a combined market share of 2.6 percent.
Grizzly’s two newest pouch styles, Mint and Straight, were introduced in the first quarter and have already gained a combined share of 0.4 points. The pouch segment has grown almost 25 percent this year and now accounts for 7.3 percent of the moist-snuff category.
“Grizzly’s pouch styles have captured about two-thirds of pouch-segment growth, with great potential to post further gains,” Stockdale said. “Their success is testament to Conwood’s ability to satisfy consumers’ emerging desires.”
Market share of Conwood’s premium Kodiak brand declined 0.2 percentage points to 3.7 percent compared with the prior-year period. Reducing Kodiak’s list price has aligned the brand with other premium brands, making it more competitive, which should help stabilize the brand’s performance.
As part of the company’s efforts to improve its position in the premium segment, Conwood introduced Camel Dip in two states in the second quarter. The first premium moist-snuff brand introduction in many years, Camel Dip’s two styles — Wintergreen Wide Cut and Dark Milled — offer consumers meaningful points of difference in terms of innovative packaging and the first moist-snuff product with wide-cut tobacco.
“This is a time of great transition for the entire tobacco industry,” Stockdale said. “And Conwood’s first-half performance continues to show that we’re prepared to identify and profit from the changes ahead.”
FINANCIAL UPDATE
“We’re very pleased with RAI’s performance in the second quarter and the first half,” said Thomas R. Adams, Reynolds American’s chief financial officer. “Our two reportable business segments did a great job managing through major changes in the industry. They delivered excellent results and are well-positioned to successfully compete in this new environment.”
In the second quarter, RAI’s EPS rose 4.9 percent to $1.29 from the prior-year period. These results included a benefit of about $0.08 per share from the restocking of cigarette trade inventories. It also included a negative impact of about $0.10 per share in higher quarter-over-quarter pension expense.
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First-half adjusted EPS was $2.30, up 3.1 percent from the prior-year period, and included about $0.20 per share in higher pension expense. Reported EPS was down 55.1 percent at $1.32, and also included $0.98 per share in non-cash trademark impairments charges in the first quarter. The first quarter of 2008 included a gain of $0.71 per share from the termination of the joint venture with Gallaher.
“Our reportable segments posted significant gains in operating margins in the first half on higher pricing, moist-snuff volume gains and productivity improvements at R.J. Reynolds,” Adams said.
“With a full quarter since the federal excise tax increases went into effect, we have a clearer understanding of how the increases are affecting volume and pricing,” he said.
“We also have a better perspective on how the new regulatory environment will impact our 2009 results. Based on these factors, and our strong first-half performance, we’ve increased and narrowed our guidance range,” Adams said.
RAI’s revised expectations for full-year earnings of $4.40 to $4.60 per share includes a year-over-year increase of $0.40 in pension expense, but excludes any trademark impairment charges.
Adams said that RAI ended the quarter with a cash balance of $2.2 billion. During the quarter, there were total MSA payments of $1.8 billion, a scheduled debt repayment of $200 million and a $50 million pension plan contribution.
Adams said that RAI remains committed to returning value to shareholders through its 75 percent dividend payout target, which currently delivers $3.40 per share on an annualized basis.
He noted: “The focus by R.J. Reynolds and Conwood on driving their core business while developing new innovative products will continue to deliver results for RAI’s shareholders.”
CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss second-quarter 2009 results at 9:30 a.m. Eastern Time on Thursday, July 23, 2009. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for 30 days. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing 888-515-2235 (toll free) or 719-457-2715 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.
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WEB DISCLOSURE
Effective January 1, 2010, RAI’s Web site, www.ReynoldsAmerican.com, will be the primary source of publicly disclosed news about RAI and its operating companies. Through such use of its Web site, RAI will comply with its disclosure obligations under the Securities and Exchange Commission’s Regulation FD.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
These risks and uncertainties include:
•	the substantial and increasing taxation and regulation of tobacco products, including the recent federal excise tax increases, and the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or that the FDA will extend the ban characterizing flavors to smokeless tobacco products;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of RJR Tobacco’s smokeless tobacco products) under the Master Settlement Agreement;

•	the continuing decline in volume in the domestic cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;
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•	the ability to achieve efficiencies in the businesses of RAI’s operating companies, including outsourcing functions, without negatively affecting sales;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products;

•	the effect of market conditions on foreign currency exchange rate risk, interest rate risk and the return on corporate cash;

•	declining liquidity in the financial markets, including bankruptcy of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit rating of RAI and its securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc., RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement; and

•	the potential existence of significant deficiencies or material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.
Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company, Conwood Company, LLC and Santa Fe Natural Tobacco Company, Inc.
     • R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States: Camel, Pall Mall, Kool, Winston and Doral.
     • Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.
     • Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.ReynoldsAmerican.com.
(financial and volume tables follow)
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Schedule 1
REYNOLDS AMERICAN INC.
Condensed Consolidated Statements of Income — GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales, external	$2,140	$2,230	$3,972	$4,174
Net sales, related party	110	109	199	222

Net sales	2,250	2,339	4,171	4,396
Cost of products sold	1,201	1,305	2,199	2,469
Selling, general and administrative expenses	393	391	758	773
Trademark impairment charge	—	—	453	—
Amortization expense	7	6	15	11

Operating income	649	637	746	1,143
Interest and debt expense	64	68	130	140
Interest income	(5)	(13)	(10)	(35)
Gain on termination of joint venture	—	—	—	(328)
Other (income) expense, net	(12)	2	7	(10)

Income before income taxes	602	580	619	1,376
Provision for income taxes	225	216	234	507

Net income	$377	$364	$385	$869

Basic net income per share	$1.29	$1.24	$1.32	$2.95

Diluted net income per share	$1.29	$1.23	$1.32	$2.94

Basic weighted average shares, in thousands (1)	291,344	294,664	291,384	294,881

Diluted weighted average shares, in thousands (1)	291,699	294,869	291,652	295,099

Segment data:
Net sales:
RJR Tobacco (2)	$1,975	$2,057	$3,646	$3,864
Conwood	169	188	335	355
All Other (2)	106	94	190	177

	$2,250	$2,339	$4,171	$4,396

Operating income:
RJR Tobacco (2)	$556	$538	$638	$964
Conwood	92	96	100	177
All Other (2)	25	26	49	51
Corporate	(24)	(23)	(41)	(49)

	$649	$637	$746	$1,143

(1)	Based on FASB Staff Position EITF No. 03-6-1, which requires certain share-based compensation awards to be included in basic EPS calculations. Accordingly, unvested restricted shares outstanding under RAI’s LTIP are included in basic and diluted EPS. The prior period basic net income per share for the six months ended June 30, 2008, has been adjusted from $2.96. The prior period diluted net income per share for the three and six months ended June 30, 2008, have been adjusted from $1.24 and $2.95, respectively.

(2)	Adjusted to reflect results of the business of certain U.S. territories, U.S. duty-free shops and U.S. overseas military bases transferred January 1, 2009, into the RJR Tobacco segment from All Other.

Supplemental information:
Excise tax expense	$1,247	$500	$1,657	$937
Master settlement agreement and other state settlement expense	$696	$730	$1,274	$1,384
Federal tobacco buyout expense	$66	$64	$118	$127

Schedule 2
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
(Dollars in Millions)
(Unaudited)
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended June 30,
	2009			2008
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$649	$377	$1.29	$637	$364	$1.23

Adjusted results	$649	$377	$1.29	$637	$364	$1.23

	Six Months Ended June 30,
	2009			2008
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$746	$385	$1.32	$1,143	$869	$2.94
The GAAP results include the following:
Trademark impairment charge	453	285	0.98	—	—	—
Gain on termination of joint venture	—	—	—	—	(210)	(0.71)

Total adjustments	453	285	0.98	—	(210)	(0.71)

Adjusted results	$1,199	$670	$2.30	$1,143	$659	$2.23

Condensed Consolidated Balance Sheets
(Dollars in Millions)
(Unaudited)

	June 30,	Dec. 31,
	2009	2008
Assets
Cash and cash equivalents	$2,180	$2,578
Short-term investments	6	23
Other current assets	2,524	2,418
Trademarks and other intangible assets, net	2,802	3,270
Goodwill	8,174	8,174
Other noncurrent assets	1,571	1,691

	$17,257	$18,154

Liabilities and shareholders’ equity
Tobacco settlement accruals	$1,790	$2,321
Other current liabilities	1,573	1,602
Long-term debt	4,452	4,486
Deferred income taxes, net	137	282
Long-term retirement benefits (less current portion)	2,732	2,836
Other noncurrent liabilities	375	390
Shareholders’ equity	6,198	6,237

	$17,257	$18,154

Schedule 3
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Proforma Adjusted Operating Income by Segment
R.J. Reynolds is the second largest cigarette manufacturer in the United States and manages a contract manufacturing business. R.J. Reynolds’ 2008 segment results have been adjusted to include the business of U.S. territories, U.S. duty-free shops and U.S. overseas military bases transferred January 1, 2009 from All Other.
Conwood is the second largest smokeless tobacco products manufacturer in the United States.
Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended June 30,
	2009		2008
	R.J. Reynolds	Conwood	R.J. Reynolds	Conwood
GAAP operating income	$556	$92	$538	$96

Adjusted operating income	$556	$92	$538	$96

	Six Months Ended June 30,
	2009		2008
	R.J. Reynolds	Conwood	R.J. Reynolds	Conwood
GAAP operating income	$638	$100	$964	$177
The GAAP results include the following:
Trademark impairment charges	377	76	—	—

Total adjustments	377	76	—	—

Adjusted operating results	$1,015	$176	$964	$177

Schedule 4
R.J. REYNOLDS VOLUMES AND SHARE OF MARKET
UNIT VOLUME (in billions):

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2009	2008	Units	%	2009	2008	Units	%
Camel (filter styles)	5.7	6.1	(0.5)	-7.8%	10.7	11.4	(0.7)	-6.5%
Pall Mall	4.5	2.2	2.3	105.0%	6.4	3.8	2.6	68.5%

Total growth brands	10.2	8.4	1.8	22.1%	17.1	15.2	1.9	12.3%

Total support brands	10.1	12.6	(2.4)	-19.5%	19.8	23.9	(4.0)	-16.9%

Total non-support brands	2.1	2.9	(0.8)	-28.5%	4.2	5.6	(1.5)	-25.9%

Total R.J. Reynolds domestic	22.4	23.9	(1.4)	-6.0%	41.1	44.7	(3.6)	-8.1%

Total premium	12.9	15.0	(2.0)	-13.6%	24.6	28.1	(3.5)	-12.5%
Total value	9.5	8.9	0.6	6.7%	16.5	16.6	(0.1)	-0.6%
Premium/total mix	57.6%	62.6%	-5.1%		59.9%	62.9%	-3.0%

Industry	86.0	89.7	(3.7)	-4.1%	157.9	170.1	(12.1)	-7.1%
Premium	60.6	65.3	(4.6)	-7.1%	112.1	124.0	(12.0)	-9.6%
Value	25.3	24.4	0.9	3.7%	45.9	46.0	(0.2)	-0.3%
Premium/total mix	70.5%	72.8%	-2.2%		71.0%	72.9%	-2.0%

RETAIL SHARE OF MARKET:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2008	Change	2009	2008	Change
Camel (filter styles)	7.5%	7.5%	—	7.5%	7.5%	—
Pall Mall	5.2%	2.6%	2.6	4.0%	2.4%	1.6

Total growth brands	12.7%	10.1%	2.6	11.5%	9.9%	1.6

Total support brands	13.2%	14.8%	(1.6)	13.7%	14.9%	(1.2)

Total non-support brands	2.8%	3.5%	(0.6)	3.0%	3.6%	(0.6)

Total R.J. Reynolds domestic	28.7%	28.4%	0.4	28.2%	28.4%	(0.2)

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
R.J. Reynolds’ support brands include Winston, Doral, Kool, Salem, Misty and Capri.
Industry data based on information from Management Science Associates, Inc.
Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5
CONWOOD VOLUMES AND SHARE OF SHIPMENTS
UNIT VOLUME (in millions of cans):

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2009	2008	Units	%	2009	2008	Units	%
Kodiak	12.2	12.8	(0.6)	-4.4%	22.9	25.9	(3.0)	-11.5%
Other premium	0.9	0.8	0.1	13.3%	1.4	1.4	—	0.0%

Total premium	13.1	13.6	(0.5)	-3.4%	24.3	27.3	(3.0)	-10.9%

Grizzly	80.9	74.4	6.5	8.7%	145.8	136.1	9.7	7.1%
Other price-value	0.4	0.5	(0.1)	-23.4%	0.6	0.9	(0.3)	-29.0%

Total price-value	81.2	74.9	6.3	8.5%	146.5	137.0	9.4	6.9%

Total moist snuff cans	94.3	88.4	5.9	6.7%	170.8	164.3	6.4	3.9%

SHARE OF SHIPMENTS:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2008	Change	2009	2008	Change
Kodiak	3.7%	3.9%	(0.2)	3.7%	4.1%	(0.4)
Total premium	3.9%	4.2%	(0.2)	4.0%	4.4%	(0.4)

Grizzly	25.4%	23.2%	2.2	25.0%	22.6%	2.4
Total price-value	25.5%	23.3%	2.2	25.1%	22.8%	2.4

Total Conwood	29.4%	27.5%	2.0	29.1%	27.1%	2.0

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Share data for total moist snuff based on distributor reported data processed by Management Science Associates, Inc.